Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT by and between Unisys Corporation, a Delaware corporation (the “Company”) Peter Altabef (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board is causing the Company to enter into the Employment Agreement with Executive, dated as of the date set forth above (the “Agreement”).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated within the twelve (12) month period prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).

4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the higher of (a) Executive’s annual target bonus amount under the Company’s Executive Variable Compensation Plan immediately prior to the Change in Control, or (b) Executive’s highest bonus under the Company’s Executive Variable Compensation Plan, or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (such higher amount under (a) or (b) above the “Recent Annual Bonus”). Each such Annual Bonus shall be paid on or after January 1 of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, but not later than March 15 of such fiscal year, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms of the applicable deferred compensation plan.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies. For purposes of the equity awards granted to the Executive by the Company, whether prior to or after the Effective Date, the definition of “cause” applicable following a Change of Control (or such other term of similar meaning as used in the applicable plans or award agreements) shall be the definition set forth in this Agreement, and the definition of “good reason” applicable following a Change of Control (or such other term of similar meaning as used in the applicable plans or award agreements) shall not include a provision to the effect that the determination by the Compensation Committee of the Board shall be binding upon all parties and if such a provision is included in any such plans or award agreements it shall be null and void as applicable to the Executive.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified therein, as the case may be, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for death, Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) unless delay is required pursuant to Section 13(b) below, the Company shall pay to the Executive in a lump sum in cash within 75 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid or deferred, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”; provided, however, that any such amounts that Executive shall have previously elected to defer shall not be paid in a lump sum in cash but shall instead be credited to the Executive’s account under the relevant deferred compensation plan and paid to the Executive in accordance with the terms of such plan); and

B. the amount equal to the product of (1) two and one half and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus;

C. an amount equal to the value of the monthly premium cost that the Company would have had to pay to continue Executive and/or the Executive’s family in the plans, programs,

practices and policies described in Section 4(b)(iv) of this Agreement (other than continuation of health benefits) if the Executive’s employment had not been terminated for the two year period following Executive’s Date of Termination; provided, that if the Executive is eligible for a death benefit under any Unisys death benefit only plan in accordance with the terms of such plan, no premium will be payable to the Executive for such benefit.

(ii) for a period of up to two years following Executive’s Date of Termination, Executive and Executive’s spouse and eligible dependents, shall continue to be eligible to receive health benefits coverage under Company health plans described in Section 4(b)(iv) of this Agreement in accordance with the terms of the applicable plan documents, at the same premium rates as may be charged from time to time for employees of the Company generally, as if Executive had continued in employment with the Company during such period; provided, that in order to receive such continued coverage at such rates, Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium required by the Company under such plans for such coverage (in accordance with payment instructions from the Company), and the Company shall reimburse to Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly premium payment, less the amount that Executive would have been required to pay for such coverage if Executive had remained employed by the Company at such time (the “Health Payment”). The period of continuation of group health plan coverage under section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “COBRA Period”) runs concurrently during the period for which the Health Payment is paid to Executive. The Health Payment during the COBRA Period is intended to qualify for the exception for deferred compensation as a medical benefit provided in accordance with the requirements of Section 409A of the Code and Treas. Reg. §1.409A-1(b)(9)(v))(B). If Executive does not pay the applicable monthly premium for a particular month at any time during the two year period, no further Health Payment will be paid to Executive. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such health plans, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period, if permitted by the applicable plan;

(iii) the Company shall, at its sole expense as actually incurred by Executive, provide the Executive with reasonable outplacement services directly related to the termination of Executive’s employment with the Company, the provider of which shall be selected by the Executive in his sole discretion, provided that such outplacement service coverage shall not extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the termination of employment occurred; and

(iv) to the extent not theretofore paid or provided, in accordance with the terms of the relevant plans, programs, policies or practices or contracts or agreements, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any such plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including any rights in respect of the vesting of equity awards in accordance with the terms of the applicable plans and agreements (which for purposes of clarity, shall be based on the defined terms, including the definition of “good reason” set forth in the applicable plans and agreements taking into account the last sentence of Section 4(b)(iii) of this Agreement) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

If the Executive becomes entitled to the severance benefits provided in this Section 6(a) as a result of Section 1(a) of this Agreement and Executive’s termination prior to the Change of Control was for a reason under this Section 6(a), (A) the cash severance benefits payable to the Executive under clause 6(a)(i) shall be reduced by the amount payable to Executive on account of Executive’s termination prior to the Change of Control and, unless delay is required pursuant to Section 13(b) below, shall be paid to Executive within 75 days following the date of the Change of Control if the Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations (a “409A Change of Control”), or if the Change of Control does not constitute a 409A Change of Control, such amounts shall be paid to Executive within 75 days following the first anniversary of the Executive’s Date of Termination; (B) severance benefits provided pursuant to clause 6(a)(ii) shall only be applicable if the period provided in clause 6(a)(ii) is longer than that provided to Executive on Executive’s Date of Termination, and in such event, the period of time such severance benefits are provided shall be extended to reflect the additional period provided in clause 6(a)(ii) as measured from Executive’s Date of Termination; (C) severance benefits provided in clause 6(a)(iii) shall apply as of the date of the Change of Control, provided that the measurement period for purposes of Section 409A of the Code commences on the Executive’s Date of Termination; and (D) the Other Benefits shall be payable in accordance with the terms of the applicable plans, programs, policies or practices or contracts or agreements.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 75 days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Unless delay is required pursuant to Section 13(b) below, Accrued Obligations shall be paid to the Executive in a lump sum in cash within 75 days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, and (y) Other Benefits, in each case to the extent not theretofore paid or deferred. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, unless delay is required pursuant to Section 13(b) below, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 75 days following the Date of Termination.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

9. Certain Reductions in Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event KPMG LLP or such other accounting firm as shall be designated by the Company prior to the Effective Date (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or its affiliated companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of the Executive’s employment. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: Section 6(a)(i)(B); Section 6(a)(iii); Section 6(a)(i)(C); Section 6(a)(ii). All fees and expenses of the Accounting Firm shall be borne solely by the Company. In connection with making determinations under this Section 9, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d) For purposes hereof, the following terms have the meanings set forth below:

(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 9(a).

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Insurance and Indemnification. The Company agrees to indemnify the Executive for any and all actions taken in the performance of Executive’s duties and responsibilities under this Agreement to the fullest extent required and/or permitted by the Company’s Certificate of Incorporation, its Bylaws, the General Corporation Law of the State of Delaware, any applicable statute or common law, or any applicable insurance policy. The Company will maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals.

13. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mr. Peter Altabef

c/o Mr. Paul Nason

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201-6776

If to the Company:

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including the offer letter between the Company and the Executive dated as of December 12, 2014, which will be superseded and replaced in its entirety by this Agreement, other than with respect to the noncompetition covenant set forth in Section 8(a) thereof (as well as the enforcement provisions of Sections 8(e) and (f) of such letter) which will survive and continue to apply as if set forth in this Agreement (with such deemed modifications as are necessary to give such provisions effect) and the payments and benefits under this Agreement shall be consideration for the Executive’s obligations under Section 8(a).

14. Compliance with Section 409A of the Code.

(a) Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

(b) Notwithstanding any provision to the contrary in this Agreement, if on the date of Executive’s separation from service, Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor’s) “specified employee” determination policy, then all severance benefits payable to Executive under this Agreement that are deemed as deferred compensation subject to the requirements of Section 409A of the Code shall be postponed for a period of six months following Executive’s separation from service with the Company (or any successor thereto). The postponed amounts shall be paid to Executive in a lump sum on the first business day after the date that is six months following Executive’s separation from service with the Company (or any successor thereto). If Executive dies during such six-month period and prior to payment of the postponed amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 75 days after Executive’s death.

(c) All reimbursements provided under this Agreement that are provided under a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(a) shall be made or provided in accordance with the requirements of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(1)(iv).

(d) Notwithstanding anything herein to the contrary, if Executive is entitled to severance benefits prior to the Change of Control in a form other than in a lump sum, the severance benefits payable under this Agreement in the form of a lump sum shall only be paid in a lump sum if the Change of Control qualifies as a 409A Change of Control and the Executive’s Date of Termination occurs within the two year period following the date of the 409A Change of Control. If the Change of Control does not qualify as a 409A Change of Control or Executive’s Date of Termination is after the second anniversary of the 409A Change of Control, the severance benefits payable under this Agreement will be payable in the same form as the severance benefits that were payable to Executive for periods prior to a Change of Control.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Dated: December 12, 2014	/s/ Peter Altabef
Peter Altabef

UNISYS CORPORATION

Dated: December 12, 2014	By:	/s/ Lee D. Roberts
Lee D. Roberts
Compensation Committee Chairman, Board of Directors

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